Exhibit 10.34

AMENDMENT NO. 1 TO EXECUTIVE SEVERANCE AGREEMENT This Amendment No. 1 to Executive Severance Agreement (this “Amendment”), by and between Teladoc Health, Inc., a Delaware corporation (“Teladoc” or the “Company”), and Mr. Andrew Turitz, an individual resident in the State of Illinois (“Executive”), is made as of October 29, 2019. Recitals A. Teladoc and Executive are parties to that certain Executive Severance Agreement, dated as of July 15, 2015 (the “Agreement”). B. Teladoc and Executive desire to make certain changes to the Agreement, as set forth in this Amendment. Terms and Conditions In consideration of the mutual covenants contained herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows: 1. Amendments. 1.1.Except as otherwise set forth in this Amendment, capitalized terms have the meaning given them in the Agreement. 1.2.A Section 8(k) is hereby added to the Agreement, as follows: “(k) Governance Policies. During and, to the extent required by applicable law, regulation or exchange listing requirement, following the period of Executive’s employment with the Company, Executive shall be subject to all of the Company’s corporate governance and executive compensation policies in effect from time to time, including any stock ownership guidelines and the Company’s executive compensation recovery policy.” 1.3.Section 1(d) of the Agreement is hereby deleted in its entirety and replaced with the following: “(d) “Cause” shall mean: (A) the willful and continued failure by Executive to substantially perform his or her duties to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his or her duties, which is not cured within thirty (30) days after notice of such failure has been given to the Executive by the Company; (B) the willful engaging by the Executive in misconduct that is significantly injurious to the Company, monetarily, in reputation or otherwise, including any conduct that is in violation of the written employee workplace policies of the Company; or (C) the Executive’s commission of any felony, or any crime involving dishonesty in respect of the business or affairs of the Company or any of its subsidiaries. No act, or failure to act, on the Executive’s part shall be Page 1 of 6 considered “willful” unless done, or omitted to be done by him or her not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.” 1.4.Section 1(h) of the Agreement is hereby deleted in its entirety and replaced with the following: “(h) “Good Reason” shall mean one or more of the following, without Executive’s consent: (A) there is a material reduction in aggregate amount of Executive’s base salary and target bonus without Executive’s consent (except where there is a general reduction applicable to the management team generally); (B) there is a material reduction in Executive’s overall responsibilities or authority, or scope of duties below the position of a Senior Vice President – Business Development of the Company; (C) Executive is required by the Company to relocate his or her principal place of employment outside of the Chicago metropolitan area; or (D) the failure of the Company to obtain an agreement from any successor to all or substantially all of the business or assets of the Company to assume this Agreement as contemplated in Section 8(a) of this Agreement; or (E) any material breach by the Company of this Agreement. Furthermore, any provision of this Agreement to the contrary notwithstanding, “Good Reason” shall be deemed to exist if, in connection with or following a Change of Control, the Company’s common stock ceases to be publicly traded on a national securities exchange, unless Executive becomes (or continues as) the Senior Vice President – Business Development (with the powers and responsibilities customarily associated with the highest-ranking corporate development official) of the ultimate parent entity, or successor to, the Company in such Change of Control, and the common stock of such parent entity or successor, as applicable, is publicly traded on a national securities exchange. It is understood that Executive must assert any termination for Good Reason by written notice to the Company no later than ninety (90) days following the date on which arises the event or events giving the Executive the right to assert such a termination, and the Company must have an opportunity within thirty (30) days following delivery of such notice to cure the Good Reason condition. In no instance will a resignation by Executive be deemed to be for Good Reason if it is made more than twelve (12) months following the initial occurrence of any of the events that otherwise would constitute Good Reason hereunder.” 1.5.Section 2(a) of the Agreement is hereby deleted in its entirety and replaced with the following: “(a) Severance Upon Qualifying Termination. If Executive has a Qualifying Termination that does not occur prior to but in connection with, on the date of, or within twelve (12) months following a Change of Control, then subject to (x) the requirements of this Section 2(a), (y) Executive’s continued compliance with the terms of the Confidentiality Agreement and Sections 4 and 5 hereof and (z) the terms of Section 8 hereof, Executive shall be entitled to receive the following payments and benefits: (i)The Company shall pay to Executive (A) his or her fully earned but unpaid base salary through the date of Executive’s Qualifying Termination, (B) any accrued but unpaid paid time off and (C) any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which Executive is entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of Page 2 of 6 such plans, programs or arrangements or as otherwise required by applicable law (collectively, the “Accrued Rights”); (ii) Executive shall receive continued payment of the Base Salary for a period of six (6) months following the termination date in accordance with the Company’s ordinary payroll practices; (iii) The Company will pay Executive the amount of any earned but unpaid annual bonus for the calendar year immediately prior to the year in which Executive’s Qualifying Termination occurs, as determined by the Board (or an authorized committee) in its good faith discretion, payable in a lump sum at the same time annual bonuses are paid to other Company executives generally but in no event later than December 31 of the year in which Executive’s Qualifying Termination occurs; (iv) If Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health (medical, dental or vision) plans following such Qualifying Termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect on the termination date until the earliest of (x) six (6) months following the effective date of such Qualifying Termination, (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (and Executive agrees to promptly notify the Company of such eligibility) and (z) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Qualifying Termination date through the earlier of (x)-(z), in such case, the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or an excise tax, then in lieu of paying COBRA premiums pursuant to this Section 2(a)(iv), the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, such payment to be made without regard to Executive’s payment of COBRA premiums; and (v) All unvested equity or equity-based awards granted to Executive under any and all equity compensation plans of the Company that were scheduled to vest within six (6) months after the date of Executive’s termination or resignation shall become immediately vested as to time, with any such awards that are subject to performance-based vesting conditions remaining eligible to vest to the extent the performance conditions are satisfied during such six-month period (provided that nothing in this Section 2(a) shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement).” 1.6.Section 2(b) of the Agreement is hereby deleted in its entirety and replaced with the following: “(b) Severance Upon Qualifying Termination Occurring in Connection with a Change of Control. If Executive has a Qualifying Termination that occurs prior to but in Page 3 of 6 connection with, on the date of, or within twelve (12) months following a Change of Control, then subject to (x) the requirements of this Section 2(b), (y) Executive’s continued compliance with the terms of the Confidentiality Agreement and Sections 4 and 5 hereof and (z) the terms of Section 8 hereof, in lieu of the payments and benefits described in Section 2(a) above, Executive shall be entitled to receive the following payments and benefits: (i) the Company shall pay to Executive the Accrued Rights; and (ii) Executive shall receive continued payment of the Base Salary for a period of twelve (12) months following the termination date in accordance with the Company’s ordinary payroll practices; and (iii) The Company shall pay Executive the amount of any earned but unpaid annual bonus for the calendar year immediately prior to the year in which Executive’s Qualifying Termination occurs, as determined by the Board (or an authorized committee) in its good faith discretion, payable in a lump sum at the same time annual bonuses are paid to other Company executives generally but in no event later than December 31 of the year in which Executive’s Qualifying Termination occurs; and (iv) The Company shall pay Executive an additional amount equal to a pro rata portion of the annual bonus Executive would have earned for the year of termination, which bonus shall be determined based on Company financial performance results for such year, payable in a lump sum at the same time bonuses are paid to Company senior executives generally (but in no event later than March 15 of the year following the year in which Executive’s Qualifying Termination occurs); and (v) The Company shall pay Executive an additional amount equal to one hundred percent (100%) of Executive’s annual target bonus, payable in a lump sum on the Company’s first ordinary payroll date occurring after the effective date of the later of Executive’s Qualifying Termination or the Change of Control; and (vi) If Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health (medical, dental or vision) plans following such Qualifying Termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect on the termination date until the earliest of (x) twelve (12) months following the effective date of such Qualifying Termination, (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (and Executive agrees to promptly notify the Company of such eligibility) and (z) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Qualifying Termination date through the earlier of (x)-(z), in such case, the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or an excise tax, then in lieu of paying COBRA premiums pursuant to this Section 2(b)(iv), the Company shall pay Executive on the last day of each remaining month of Page 4 of 6 the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, such payment to be made without regard to Executive’s payment of COBRA premiums; and (vii) all unvested equity or equity-based awards granted to Executive under any and all equity compensation plans of the Company shall become immediately vested as to time and any such awards that are subject to performance-based vesting will remain eligible to vest to the extent the performance conditions are thereafter satisfied (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement).” 2. Other Provisions. Except as expressly set forth above, each and every provision of the Agreement shall remain unchanged and in full force and effect. 3. General Provisions. The provisions of Section 8 of the Agreement shall govern this Amendment, to the fullest extent applicable and are hereby incorporated into this Amendment. [Signature page follows.] Page 5 of 6

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above. MR. ANDREW TURITZ, an individual resident in the State of Illinois TELADOC HEALTH, INC., a Delaware corporation By:MduL gyraUz Name: Ms. Michelle Bucaria Title: Chief Human Resources Officer [C:\Users\avandervoort\Dropbox\Desktop\ Word and Excel plus Annual Working\Amendment No I to Turitz Executive Severance Agreement.docx] Page 6 of6

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first written above.

MR. ANDREW TURITZ,
an individual resident in the
State of Illinois

Andrew Turitz
Andrew Turitz (Oct 30, 2019)

TELADOC HEALTH, INC.,
a Delaware corporation

By: Michelle Bucaria
Name: Ms. Michelle Bucaria
Title: Chief Human Resources Officer

[C:\Users\avandervoort\Dropbox\Desktop\Word and Excel plus Annual Working\Amendment No 1 to Turitz Executive Severance Agreement.docx]

Page 6 of 6

2019-10-29 Amendment No 1 to Turitz Executive Severance Agreement Final Audit Report 2019-10-30 "2019-10-29 Amendment No 1 to Turitz Executive Severance Ag reement" History 'El Document created by Adam Vandervoort (avandervoort@teladoc.com) 2019-10-30 - 4:53:29 PM GMT-IP address: 38.79.0.242 12!.. Document emailed to Andrew Turitz (aturitz@teladochealth.com) for signature 2019-10-30-4:53:51 PM GMT 'El Email viewed by Andrew Turitz (aturitz@teladochealth.com) 2019-10-30-7:04:06 PM GMT-IP address: 136.179.21.75 &G Document e-signed by Andrew Turitz (aturitz@teladochealth.com) Signature Date: 2019-10-30-10:13:42 PM GMT-Time Source: server-IP address: 63.144.88.66 0 Signed document emailed to Adam Vandervoort (avandervoort@teladoc.com) and Andrew Turitz (aturitz@teladochealth.com) 2019-10-30-10:13:42 PM GMT Adobe Sign Created: 2019-10-30 By: Adam Vandervoort (avandervoort@teladoc.com) Status: Signed Transaction ID: CBJCHBCAABAAJXsyoFfP_--OXVr-MzGBAicNVtqHz2FC

EXECUTIVE SEVERANCE AGREEMENT This Executive Severance Agreement ("Agreement") is made effective as of July 15, 2015 ("Effective Date"), by and between Teladoc, Inc. (the "Company") and Andrew Turitz ("Executive"). WHEREAS, Executive is a key employee of the Company and the Company and Executive desire to set fmth herein the terms and conditions of Executive's compensation in the event of a termination of Executive's employment under ce1tain circumstances. NOW, THEREFORE, the parties agree as follows: 1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings: (a) "Affiliate" means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, "control", when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. (b) "Base Salary" means Executive's base salary at the rate in effect on the date of Executive's Qualifying Termination (disregarding any decrease in such base salary that constitutes a Good Reason event). (c) "Board'' shall mean the Board of Directors of the Company. (d) "Cause" shall mean any of the following: (i) Executive's breach of Executive's duty of loyalty to the Company or Executive's willful breach of Executive's duty of care to the Company; (ii) Executive's material failure or refusal to comply with reasonable written policies, standards and regulations established by the Board from time to time which failure or refusal, if curable, is not cured to the reasonable satisfaction of the Board during the fifteen (15) day period following written notice of such failure or refusal from the Board; (iii) Executive's commission of a felony, an act of theft, embezzlement or misappropriation of funds or the property of the Company or its subsidiaries of material value or an act of fraud involving the Company or its subsidiaries; (iv) Executive's willful misconduct or gross negligence which causes or reasonably could cause (for example, if it became publicly lmown) material harm to the Company's standing, condition or reputation; (v) Executive's material violation of the Company's Code of Ethics (or similar written policies concerning ethical behavior) or written policies concerning harassment or discrimination; or (vi) any material breach by Executive of the provisions of the Confidentiality Agreement or a material provision of this Agreement. (e) "Change of Controf' shall mean (other than an initial public offering of the Company) (i) any transaction or series of related transactions resulting in the consummation of a merger, combination, consolidation or other reorganization of the Company with or into any NY\7059667.4 third party, other than any such merger, combination, consolidation or reorganization following which the holders of capital stock of the Company immediately prior to such merger, combination, consolidation or reorganization continue to hold, solely in respect of their interests in the Company's capital stock immediately prior to such merger, combination, consolidation or reorganization, at least fifty-five percent (55%) of the voting power of the outstanding capital stock of the Company or the surviving or acquiring entity; (ii) any transaction or series of related transactions resulting in the consummation of the sale, lease, exclusive or irrevocable licensing or other transfer of all or substantially all of the assets of the Company to a third pruty, other than any such sale, lease, exclusive or irrevocable licensing or transfer following which the holders of capital stock of the Company immediately prior to such sale, lease, exclusive or inevocable licensing or transfer continue to hold, solely in respect of their interests in the Company's capital stock immediately prior to such sale, lease, exclusive or irrevocable licensing or transfer, at least fifty-five percent (55%) of the voting power of the outstanding capital stock of the acquiring entity; or (iii) any transaction or series of related transactions resulting in the transfer or issuance, whether by merger, combination, consolidation or otherwise, of Company securities to a person or group if, after such transfer or issuance, such person or group would hold fifty-five percent (55%) of the voting power of the outstanding capital stock of the Company; provided that, with respect to any payments or benefits payable to Executive pursuant to this Agreement that may be considered defened compensation under Section 409A of the Code, the transaction or event described in clause (i), (ii) or (iii) shall only constitute a Change of Control for purposes of this Agreement if such transaction or event also constitutes a "change in control event," as defined in Treasury Regulation Section 1.409A-3(i)(5). (f) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder. (g) "Confidentiality Agreement" shall mean the Employee Confidentiality Agreement between the Company and Executive dated January 5, 2015. (h) "Good Reason" shall mean the occurrence of any of the following events or conditions without Executive's written consent: (i) a material diminution in Executive's base salary or target annual bonus level; (ii) a material diminution in Executive's authority, duties or responsibilities, other than as a result of a Change of Control immediately after which Executive holds a position with the Company or its successor (or any other entity that owns substantially all of the Company's business after such sale) that is substantially equivalent with respect to the Company's business as Executive held immediately prior to such Change of Control; (iii) a change in the geographic location of Executive's principal place of employment to any location that is more than 75 miles from the location immediately prior to such change; or (iv) the failure of the Company to obtain an agreement from any successor to all or substantially all of the business or assets of the Company to assume this Agreement as contemplated in Section 8(a) of this Agreement; provided that Executive must provide written notice to the Company of the occunence of any of the foregoing events or conditions within 60 days of the occunence of such event and such event or condition must remain uncured for 30 days following the Company's receipt of such written notice. Any voluntary tetmination for "Good Reason" following such 30 day cure period must occur no later than the date that is 30 days following the expiration of the Company's cure period. 2 NY\7059667.4

"Qualifying Termination" means (i) a termination by Executive of (i) Executive's employment with the Company for Good Reason or (ii) a termination by the Company of Executive's employment with the Company without Cause. "Target Bonus Amounf' means Executive's target annual bonus amount G) in effect at the time of Executive's Qualifying Termination (disregarding any decrease in such target annual bonus amount that constitutes a Good Reason event). 2. Severance. (a) Severance Upon Qualifying Termination. If Executive has a Qualifying Tetmination that does not occur on the date of or within 12 months following a Change of Control, then subject to (x) the requirements of this Section 2, (y) Executive's continued compliance with the terms of the Confidentiality Agreement and Sections 4 and 5 and (z) the terms of Section 8, Executive shall be entitled to receive the following payments and benefits: (i) The Company shall pay to Executive (A) his or her fully earned but unpaid base salary through the date of Executive's Qualifying Tetmination, (B) any accrued but unpaid paid time off and (C) any other amounts or benefits, if any, under the Company's employee benefit plans, programs or arrangements to which Executive may be entitled pursuant to the terms of such plans, programs or anangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (collectively, the ''Accrued Rights"); (ii) Executive shall receive continued payment of the Base Salary for a period of 6 months following the termination date (the "Salary Severance Period'') in accordance with the Company's ordinary payroll practices; (iii) The Company will pay Executive the amount of any earned but unpaid annual bonus for the year immediately prior to the year in which Executive's Qualifying Termination occurs, as detetmined by the Board (or an authorized committee) in its good faith discretion, payable in a lump sum at the same time annual bonuses are paid to other Company executives generally but in no event later than December 31 of the year in which Executive's Qualifying Termination occurs; and (iv) If Executive timely elects continued coverage under COBRA for Executive and Executive's covered dependents under the Company's group health plans following such Qualifying Termination, then the Company shall pay the COBRA premiums necessary to continue Executive's and his covered dependents' health insurance coverage in effect on the tennination date until the earliest of (x) 6 months following the effective date of such Qualifying Termination (the "COBRA Severance Period''), (y) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (and Executive agrees to promptly notify the Company of such eligibility) and (z) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Qualifying Termination date through the earlier of (x)-(z), the "COBRA Payment Period''). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive's 3 NY\7059667.4 behalf would result in a violation of applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or an excise tax, then in lieu of paying COBRA premiums pursuant to this Section 2(a)(iv), the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, such payment to be made without regard to Executive's payment of COBRA premiums. (b) Severance Upon Qualifying Termination Occurring Within 12 Months Following a Change of Control. If Executive has a Qualifying Termination that occurs on the date of or within 12 months following a Change of Control, then subject to (x) the requirements of this Section 2, (y) Executive's continued compliance with the terms of the Confidentiality Agreement and Sections 4 and 5 and (z) the terms of Section 8, Executive shall be entitled to receive the payments and benefits described in Section 2(a) above; provided that: (i) the Salary Severance Period shall be increased to 9 months; (ii) the COBRA Severance Period shall be increased to 9 months; (iii) the Company shall pay Executive an additional amount equal to 75% of the Target Bonus Amount, payable in a lump sum on the Company's first ordinary payroll date occuning after the effective date of Executive's Qualifying Termination; and (iv) all unvested equity or equity-based awards granted to Executive under any equity compensation plans of the Company shall become immediately vested as to time and any such awards that are subject to perfmmance-based vesting will remain eligible to vest to the extent the performance conditions are thereafter satisfied (provided that nothing herein shall operate to extend the term, if any, of an award beyond the final expiration date provided in the applicable award agreement or prohibit the award from being treated in substantially the same manner as awards held by Company employees in the context of a Change of Control or other corporate transaction). (c) Other Terminations. Upon Executive's termination of employment for any reason other than as set fmth in Section 2(a) and Section 2(b), the Company shall pay to Executive the Accrued Rights and shall have no other or further obligations to Executive under this Agreement. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity. (d) Release. As a condition to Executive's receipt of any amounts set fmth in Section 2(a) or Section 2(b) other than the Accrued Rights, Executive shall, within the 60 day period following the date of Executive's Qualifying Te1mination, deliver (without revoking) prior to receipt of such severance benefits, an effective, general release of claims in favor of the Company or its successor, its subsidiaries and their respective directors, officers and stockholders in a form acceptable to the Company or its successor, such form to contain a reaffirmation of Executive's promises contained in Section 4 of this Agreement and the Confidentiality Agreement and a promise not to disparage the Company, its business, or its employees, officers, directors or stockholders. The form of the general release will be provided to the Executive not later than five (5) days following the date of Executive's Qualifying Termination. (e) Exclusive Remedy: Other Arrangements. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive's rights to 4 NY\7059667.4 salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of Executive's employment for any reason shall cease upon such termination. In addition, the severance payments provided for in Section 2(a) and Section 2(b) above are intended to be paid in lieu of any severance payments Executive may otherwise be entitled to receive under any other plan, program, policy, contract or agreement with the Company or any of its Affiliates, including for the avoidance of doubt, any employment agreement or offer letter (collectively, "Otlter Arrangements"). Therefore, in the event Executive becomes entitled to receive the severance payments and benefits provided under Section 2(a) or Section 2(b), Executive shall receive the amounts provided under that Section of this Agreement and shall not be entitled to receive any severance payments or severance benefits pursuant to any Other Arrangements. In addition, to the extent any Other Anangement that was entered into prior to the date of this Agreement provides for Executive to receive any payments or benefits upon a tetmination or a resignation of employment for any reason (such agreement a "Prior Agreement'), Executive hereby agrees that such termination pay and benefit provisions of such Prior Agreement shall be and hereby are superseded by this Agreement and from and after the date of this Agreement, such te1mination pay and benefit provisions of the Prior Agreement shall be and are null and void and of no further force or effect. For the avoidance of doubt, except as may otherwise be agreed in writing between Executive and the Company or one of its Affiliates after the date of this Agreement, it is intended that the other terms and conditions of any Prior Agreement that do not provide for termination pay or benefits, including any non-competition, non-solicitation, non disparagement, confidentiality, or assignment of inventions covenants and other similar covenants contained therein, shall remain in effect in accordance with their te1ms for the periods set forth in the Prior Agreement. (f) Parachute Payments. (i) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 2(a) or Section 2(b) hereof, being hereinafter referred to as the "Total Payments"), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (in the order provided in Section 2(f)(ii)) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (2) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). (ii) The Total Payments shall be reduced in the following order: (1) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code, (2) reduction on a pro-rata basis of any non-cash severance payments 5 NY\7059667.4 or benefits that are exempt from Section 409A of the Code, (3) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A of the Code and (4) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code; provided, in the case of clauses (2), (3) and (4), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. (iii) All determinations regarding the application of this Section 2(f) shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the "Independent Advisors"). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (1) does not constitute a "parachute payment" within the meaning of Section280G(b)(2) ofthe Code (including by reason ofSection280G(b)(4)(A) ofthe Code) or (2) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incutTed in any later audit) shall be borne by the Company. (iv) In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 2(f), the excess amount shall be returned immediately by Executive to the Company. (g) Withholding. All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law. 3. Condition to Severance Obligations. The Company shall be entitled to cease all severance payments and benefits to Executive in the event of Executive's breach of Sections 4 or 5, or any of the provisions of the Confidentiality Agreement or of any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between Executive and the Company, which other covenants are hereby incorporated by reference into this Agreement. 4. Restrictive Covenants. (a) Non-Solicitation and Non-Competition. (i) Non-Solicitation. Executive agrees that, for a period of 12 months from and after any termination of Executive's employment with the Company, voluntary or involuntary, for any reason or no reason (the "Non-Compete Period''), Executive shall not (directly or indirectly, on behalf of Executive or any third party) (a) solicit, induce, recruit or encourage, or take any other action which is intended to induce or encourage or facilitate or has the effect of inducing or encouraging any of the Company's employees to leave their employment with the Company or otherwise facilitates the hiring of any such employees by any 6 NY\7059667.4 person outside the Company; or (b) solicit, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any of its actual or prospective customers, suppliers, employees or stockholders, within the Geographic Area (as defined below), other than on behalf of the Company or any of its subsidiaries, directly or indirectly, without the prior written consent of the Company.

(ii) Non-Competition. In addition, during the Non-Compete Period, Executive shall not (except as set forth in Section 4(a)(viii) below), directly or indirectly, (a) engage in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), (b) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934), or (c) participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business, that engages or participates in a "competing business purpose." The term "competing business purpose" shall mean the Company's business, including without limitation telephone and internet based physician consultation, as conducted or planned to be conducted by the Company at any time during the course of Executive's employment with the Company (including without limitation products and services under development as of the date of termination).

(iii) "Geographic Area" means any city, county or state, or any similar subdivision thereof, in each of the United States of America.

(iv) Separate Covenants. The covenants contained in Section 4(a)(i) and 4(a)(ii) shall be construed as a series of separate covenants, one for each city, county, state, or any similar subdivision in any Geographic Area and are in addition to (and not in lieu of) and may be enforced separately from, any prior non-compete, non-solicitation or other similar restrictive covenant or agreement between the Company, it affiliates or subsidiaries and Executive. These covenants shall also be construed as a series of separate and successive covenants, one for each month of the Non-Compete Period. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in Section 4(a)(i) and 4(a)(ii) above. If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 4(a)(i) and 4(a)(ii) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, Executive and the Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term. The existence or assertion of any claim by Executive against the Company, whether based on this Agreement or otherwise, shall not operate as a defense to the Company's enforcement of the promises and covenants in the Confidentiality Agreement and this Section 4. An alleged or actual breach of the Agreement by the Company will not be a defense to enforcement of any such promise or covenant in this Section 4 or the Confidentiality Agreement.

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(v) Acknowledgements. Executive acknowledges that the nature of the Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company within the Non-Compete Period, it will be difficult for Executive not to rely on or use the Company's trade secrets and confidential information. Therefore, Executive has agreed to enter into this Agreement to reduce the likelihood of disclosure of the Company's trade secrets and confidential information. Executive therefore aclmowledges and agrees that the promises in Section 4(a) are ancillary to an otherwise enforceable agreement contained in this Agreement and the Confidentiality Agreement. Executive also acknowledges that the limitations of time, geography, and scope of activity agreed to above are reasonable because, among other things: (a) the Company is engaged in a highly competitive industry; (b) Executive will have continued and unique access to the trade secrets and know-how of the Company, including without limitation the plans and strategy (and in particular the competitive strategy) of the Company; (c) Executive is receiving significant severance payments and benefits in connection with Executive's termination of employment; (d) these non-competition and non-solicitation agreements will not impose an undue hardship on Executive, and Executive acknowledges that Executive will be able to obtain suitable and satisfactory employment in Executive's chosen profession without violation of these covenants; and (e) these covenants provide no more protection than is reasonable and necessary to protect the trade secrets, confidential information, customer contacts and relationships, and goodwill of the Company. (vi) Resignation on Termination.On tetmination of Executive's employment, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any of its affiliates, unless otherwise requested by the Board. (vii) Tolling ofNon-Compete Period. The Non-Compete Period will not include any period(s) of violation of such promises in this Section 4 or the Confidentiality Agreement, it being understood that the extension of time provided in this Section 4 may not exceed two (2) years. (viii)Carve-Out. Any provision of this Agreement to the contrary notwithstanding, in no event shall the provisions hereof be interpreted so as to prevent Executive immediately following cessation of his employment with Company from being employed by a firm, partnership, corporation, entity or business that has a primary purpose of investing in private companies unless such firm, partnership, corporation, entity or business both (a) has an active ownership interest in, and (b) has the legal right to appoint a director of, any of the following: (a) American Well Corporation; (b) MDLIVE Inc.; (c) Doctor on Demand, Inc.; or (d) any corporate successor or parent of any of the foregoing three companies. 5. Non-disparagement. Upon termination of employment by the Company or resignation of employment by Executive for any reason, Executive shall not, directly, or through any other person or entity, make any public or private statements that are disparaging of the Company, its business or its employees, officers, directors, or stockholders; and the Company shall not, directly or through any other person or entity, make any public or private statements that are disparaging of Executive. 8 NY\7059667.4

6. Agreement to Arbitrate. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in the borough of Manhattan, City of New York, New York or any subsequent location where the principal offices of the Company are located. Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, unless otherwise required to enforce this Section 6; and (c) arbitration may proceed in the absence of any patty if written notice (pursuant to the JAMS' rules and regulations) of the proceedings has been given to such patty. Each patty shall bear its own attorneys' fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the at·bitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this Section shall be construed as precluding the bringing of an action in a court of competent jurisdiction to enforce the Confidentiality Agreement or any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants or other intellectual property related covenants contained in any other agreement between Executive and the Company. 7. At-Will Employment Relationship. Executive's employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship. 8. General Provisions. (a)Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company or to any of its Affiliates. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company to assume this Agreement. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. (b) Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or comt, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby. 9 NY\7059667.4

(c) Interpretation; Construction. The headings set fmih in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting patiy shall not be employed in the interpretation of this Agreement. Either patty's failure to enforce any provision of this Agreement shall not in any way be constmed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement. (d) Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws ofthe United States and the State of New York applicable to contracts made and to be performed wholly therein, and without regard to the conflicts of laws principles that would result in the application of the laws of another jurisdiction. Any suit brought hereon shall be brought in the state or federal courts sitting in the borough of Manhattan, City of New York, New York, the patties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law. (e) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the most recent address for Executive set forth in the Company's personnel files and to the Company at its principal place of business, or such other address as either patiy may specify in writing. (f) Survival. Sections 2 ("Severance"), 3 ("Condition to Severance Obligations"), 4 ("Restrictive Covenants"), 5 ("Non-disparagement"), 6 ("Agreement to Arbitrate") and 8 ("General Provisions") of this Agreement shall survive termination of Executive's employment with the Company. (g) Entire Agreement. This Agreement and any covenants and agreements incorporated herein by reference as set forth in Section 3 together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, provided, however, that for the avoidance of doubt, all Other Arrangements (as such Other All'angements may be amended, modified or te1minated from time to time) shall remain in effect in accordance with their terms, subject to Section 2(e) hereof. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. (h) Code Section 409A. 10 NY\7059667.4

(i) The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, "Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. (ii) Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement upon Executive's termination of employment shall be payable only upon Executive's "separation from service" with the Company within the meaning of Section 409A (a "Separation from Service") and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the 60th day following Executive's Separation from Service (the "First Payment Date"). Any installment payments that would have been made to Executive during the 60 day period immediately following Executive's Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement. (iii) Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive's Separation from Service to be a "specified employee" for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such pottion of Executive's benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured fi·om the date of Executive's Separation from Service with the Company or (ii) the date of Executive's death. Upon the first business day following the expiration ofthe applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive's estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein. (iv) Executive's right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. (i) Consultation with Legal and Financial Advisors. By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive's personal legal and financial advisors; and that Executive has had adequate time to consult with Executive's advisors before executing this Agreement. G) Counterparts. This Agreement may be executed in multiple counterpru.ts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. [signature page follows] 11 NY\7059667.4

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENTANDFULLYUNDERSTANDEACHANDEVERYPROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW. TELADOC, INC. By: AZ-/62s:-Name: Adam Vandervoort Title: Chief Legal Officer EXECUTIVE Andrew Turitz NY\7059667.4